Exhibit 10.1

TRANSITION AND RETIREMENT AGREEMENT
This Transition and Retirement Agreement (this “Agreement”) is entered into as of May 28, 2026 (the “Effective Date”) by and between Tracy Skeans (“You”) and YUM! Brands, Inc., a North Carolina corporation (the “Company”).
WHEREAS, you currently serve as the Chief Operating Officer and Chief People & Culture Officer of the Company;
WHEREAS, you and the Company desire to transition you to the role of Senior Advisor until your retirement from the Company.
NOW, THEREFORE, for the promises and covenants set forth herein and for such other good and valuable consideration, the receipt of which is hereby acknowledged, you and the Company enter into this Agreement on the following terms and conditions:
1.Transition; Retirement.
(a)Effective as of November 1, 2026 (the “Transition Date”), you will transition from your positions as Chief Operating Officer and Chief People & Culture Officer of the Company to the position of Senior Advisor. You will continue to serve as Senior Advisor of the Company through the end of the day on March 1, 2028 (the “Retirement Date”) at which time you will retire from the Company and each of its affiliates without further action by the parties. The period beginning on the Transition Date and ending on the Retirement Date is the “Transition Period.” Effective as of the Transition Date, and except as otherwise provided in this Section 1, you will be deemed to have automatically resigned from all of your officer and director positions with the Company and its affiliates (and as a fiduciary of any benefit plan of the Company and its affiliates). You also agree that you will execute such additional documents reasonably requested by the Company to evidence the foregoing resignations but no additional action by the parties is required.
(b)As Senior Advisor, you will assist the Board and the Chief Executive Officer of the Company with (i) the transition of your former duties as the Chief Operating Officer and Chief People & Culture Officer of the Company, (ii) continuity of service with respect to your responsibilities, knowledge and expertise, including supporting the Company as a culture ambassador, and (iii) any other services reasonably requested by the Board or the Chief Executive Officer of the Company. For the avoidance of doubt, (x) during the Transition Period, you will be expected to work a part-time schedule of at least 10 hours per week on average, and you will not have the power (and shall not hold yourself out as having the power) to bind the Company or any of its affiliates as your agent, and (y) you will remain subject to the Company’s policies applicable to employees and consultants, including the requirement to pre-approve any trades in the Company’s securities through the Company’s insider trading procedures. During the Transition Period you may not be employed other than by the Company and its affiliates and the Company may terminate the Agreement upon discovery of any outside employment by you and without any further obligations following such termination. For the avoidance of doubt, service on a company’s board of directors (in addition to Brown-Forman) and speaking engagements or certain non-paid consulting work shall not be considered employment for purposes of this subsection, assuming you follow existing procedures for approval and comply with the Company’s policies regarding potential conflicts of interest.
(c)During the Transition Period, you shall continue to receive your base salary in effect as of the Transition Date, payable in accordance with the Company’s payroll procedures. During the Transition Period, you will also be eligible to continue to participate in the Company’s annual incentive plans, retirement, health and welfare and other employee benefit plans, subject to the terms of those plans; provided, however, that you shall not be eligible to earn an annual bonus for fiscal 2028 or receive any equity award grants in fiscal 2027 or 2028 under the Company’s long-term incentive plan. For fiscal 2026, the Company agrees that your Individual Factor for purposes of the Yum Leaders’ Bonus will be 120% and for fiscal 2027 it will be 100%.
2.Final Compensation; Transition Benefits.
(a)Final Compensation. The Company shall pay you a lump sum payment of unpaid base salary and other benefits, including accrued but unused vacation pay and unreimbursed business expenses, accrued to the Retirement Date and paid on the same basis as paid upon any voluntary termination of employment. Such lump sum amount will be paid in accordance with the Company’s normal payroll procedures following the Retirement Date.
(b)Transition Benefits. Subject to your execution and non-revocation of the Release of Claims attached hereto as Exhibit A (the “Release”) no later than the applicable deadlines specified in the Release (the “Release Condition”), and subject to your compliance in all material respects with the terms and conditions of this Agreement (including continued compliance with the Restrictive Covenants (as defined below)), the Company agrees to (i) continue to employ you and pay your base salary in effect as of the Transition Date through the Transition Period, in accordance with the terms in this Agreement, and permit you to continue to vest in your equity awards through March 1, 2028 and (ii) pay you a lump sum payment of five hundred thousand dollars ($500,000), less all legally required withholdings and deductions, as soon as practicable following your Retirement Date (the “Retirement Payment”). For the avoidance of doubt, you acknowledge and agree that receipt of the Retirement Payment in subsection (ii) above is specifically contingent upon you signing and not revoking the Release after your Retirement Date and that you are not otherwise entitled to, and will not receive, the Retirement Payment in subsection (ii) unless you execute and do not revoke the Release no later than the applicable deadlines specified in the Release.
(c)Equity Awards. The stock options, restricted stock units and performance share unit awards granted to you under the Company’s long-term incentive plans will be administered in accordance with their respective plan and award documents and consistent with the termination of your employment by “Retirement” under the applicable award agreements. For the avoidance of doubt, and subject to your compliance in all material respects with the terms and conditions of this Agreement (including continued compliance with the Restrictive Covenants (as defined below), you will fully vest in your 2024 PSP grant, 2025 PSP grant, and 2025 Retention RSU grant by March 1, 2028. Your 2026 PSP grant will receive monthly pro-rated vesting through the date of your retirement (including the full month of March 2028).
(d)No Other Compensation. You acknowledge and agree that the payments provided pursuant to this Agreement are in full discharge of any and all liabilities and obligations of the Company and its affiliates to you, monetarily or with respect to employee benefits or otherwise, including, but not limited to, any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of the Company and its affiliates, and/or any alleged understanding or arrangement between you and the Company.
3.Return of Company Property. You agree that upon the Retirement Date, or prior to such date at the request of the Company, you will return to the Company all documents, copies, recordings of any kind, papers, computer records, and other material in your possession or under your control which may contain or be derived from the Company’s confidential information or trade secrets, together with all other documents, notes, other work product, and other material and property belonging or relating to the Company, and any tangible Company property, including any computer equipment, cell phone, pager, or other personal data device, keys or passcards.
4.No Assignments; Binding Effect. Except as provided in this Section 4, no party may assign or delegate any rights or obligations hereunder without first obtaining the written

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consent of the other party hereto. The Company will require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) of all or a significant portion of the assets of the Company by agreement, in form and substance satisfactory to you, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Regardless of whether such agreement is executed, this Agreement will be binding upon any successor in accordance with the operation of law and such successor will be deemed the “Company” for purposes of this Agreement. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors and administrators (including your estate or designated beneficiary, in the event of your death), and their respective permitted successors and assigns.
5.Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the state of Texas, without giving effect to the principles of conflicts of law thereof.
6.Consent to Forum. You expressly consent and submit that the exclusive jurisdiction for any controversy, dispute, or claim between the parties arising out of or relating to this Agreement or your employment with the Company will be the courts in the state of Texas. You expressly consent to the exercise of personal jurisdiction over you by the courts in the state of Texas. You hereby waive, to the fullest extent permitted by applicable law, any objection or defense that a Texas court does not have personal jurisdiction over you, is an improper venue, or constitutes an inconvenient forum.
7.Entire Agreement; Restrictive and Other Covenants.
(a)You understand that this Agreement, all relevant plans referred to herein and the sections of the equity award agreements that survive termination, including but not limited to the Restrictive Covenants (as defined below), constitute the complete understanding between the Company and you, and, except as specifically provided herein, supersede any and all agreements, understandings, and discussions, whether written or oral, between you and any of the Released Parties (as defined on Exhibit A). No other promises or agreements shall be binding unless in writing and signed by both the Company and you.
(b)Notwithstanding the foregoing, the applicable covenants set forth in the equity award agreements (collectively, the “Restrictive Covenants”) shall survive in accordance with their terms. For the avoidance of doubt, you shall comply at all times with the Restrictive Covenants and the Company may terminate this Agreement for any violation of the Restrictive Covenants and without any further obligations. The Company will also have all rights under law and equity to forfeit, clawback or recoup the Retirement Payment for any violation of the Restrictive Covenants.
8.Notices. All notices, requests, demands, and other communications hereunder will be sufficient if in writing and will be deemed to have been duly given if delivered by hand or if sent by registered or certified mail to you at the last address you filed in writing with the Company or, in the case of the Company, at its principal office.
9.Withholding; Code Section 409A.
(a)Withholding. The Company may withhold from any and all amounts payable to you under this Agreement such federal, state or local taxes as may be required to be withheld pursuant to any applicable law or regulation and any authorized or required reductions.
(b)Section 409A. The intent of the parties is that all payments, compensation, and benefits contemplated hereunder that are subject to Section 409A will be paid or provided in compliance with Section 409A, and the provisions of this Agreement shall be construed and administered in accordance with and to implement such intent.

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10.Third-Party Beneficiaries. The Released Parties are intended third-party beneficiaries of this Agreement and the Release, and this Agreement and the Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Except and to the extent set forth in the preceding sentence and as otherwise set forth in this Agreement, this Agreement is not intended for the benefit of any person other than the parties hereto, and no such other person or entity shall be deemed to be a third-party beneficiary hereof. Without limiting the generality of the foregoing, it is not the intention of the Company to establish any policy, procedure, course of dealing, or plan of general application for the benefit of or otherwise in respect of any other employee, officer, director, or stockholder, irrespective of any similarity between any contract, agreement, commitment, or understanding between the Company and such other employee, officer, director, or stockholder, on the one hand, and any contract, agreement, commitment, or understanding between the Company and you, on the other hand, and irrespective of any similarity in facts or circumstances involving such other employee, officer, director, or stockholder, on the one hand, and you, on the other hand.
11.Counterpart Agreements. This Agreement may be signed in counterparts, and by facsimile or email transmission, all of which shall be considered as original documents and which together shall constitute one and the same agreement.
12.Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of the Agreement.
13.Non-Disparagement. Subject to the protected rights in Section 1(c) of Exhibit A, you agree that you will not publish, utter, broadcast, or otherwise communicate any information, misinformation, comments, opinions, remarks, articles, letters, or any other form of communication, whether written or oral, regardless of its believed truth, to any person or entity which is adverse to, reflects unfavorably upon, or tends to disparage the Company, the products, services, prospects, character, integrity, or financial condition of the Company, or any owner, shareholder, officer, director, or employee of the Company. The Company agrees to work in good faith with you to align on the form of both internal and external announcements regarding your transition to retirement.
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IN WITNESS WHEREOF, the parties hereto have executed this Transition and Retirement Agreement as of the date set forth below.

YUM! Brands, Inc.

By:	/s/ Erika Burkhardt
Name: Erika Burkhardt Title: Chief Legal Officer and Corporate Secretary		Dated: May 28, 2026

/s/ Tracy Skeans
Print Name: Tracy Skeans		Dated: May 28, 2026

EXHIBIT A
Release of Claims
1.    Release.
(a)    In consideration for the payments and benefits to be provided to Tracy Skeans (“You”) pursuant to the Transition and Retirement Agreement between you and YUM! Brands, Inc. (the “Company”), dated as of May 28, 2026 (the “Agreement”) which are conditioned on your execution of this Release, and to which you are not otherwise entitled, and other good and valuable consideration, the receipt and sufficiency of which you hereby acknowledge, on your own behalf and on behalf of your heirs, executors, administrators, beneficiaries, representatives, successors and assigns, and all others connected with or claiming through you, you hereby release and forever discharge the Company, its parents, subsidiaries and its affiliates, and all of their respective past, present and future direct or indirect owners, managers, officers, directors, shareholders, employees, employee benefit plans, administrators, trustees, insurers, attorneys, members, agents, representatives, consultants, and each of their predecessors, successors and assigns, and all those connected with any of them, in their official and individual capacities (collectively, the “Released Parties”), from any and all causes of action, suits, controversies, rights and claims, demands, debts, damages (compensatory, liquidated, punitive or exemplary or other damages), claims for costs and attorney’s fees or liabilities of any kind and nature whatsoever, whether at law or in equity, whether now known or unknown, suspected or unsuspected, contingent or otherwise, which you or any of your heirs, executors, administrators, beneficiaries, representatives, successors and assigns now has or ever has had against the Released Parties, or any of them, including but not limited to, (i) in any way related to, connected with or arising out of your employment relationship with the Company or any of the Released Parties, (ii) arising out of, or relating to, your separation of employment from any of the Released Parties, and/or (iii) arising out of, or relating to, your status as an employee, member, officer, or director of any of the Released Parties, including, but not limited to, any allegation, claim or violation, arising under or pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act (“ADEA”) (as amended by the Older Workers Benefit Protection Act), the Employee Retirement Income Security Act (with respect to unvested benefits), the Equal Pay Act, the Worker Adjustment Retraining and Notification Act, any applicable Employee Order Programs, Section 1981 of U.S.C. Title 42, the Fair Labor Standards Act, the Sarbanes-Oxley Act, the wage and hour laws, wage payment and fair employment practices laws of the state or states in which you have provided services to the Company (each as amended from time to time), including the Texas Labor Code, including the Texas Payday Act, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, the Texas Whistleblower Act, and all other state and local laws of Texas that may be lawfully waived by agreement, and/or any other federal, state or local law, regulation, or other requirement (collectively, the “Claims”) through the date that you sign (or re-sign, as applicable) this Release, and you hereby waive all such Claims. Notwithstanding the foregoing, nothing in this Section 1 shall release or impair (x) your right to make Claims arising out of any acts or omissions of the Released Parties after the date you execute (or re-execute, as applicable) this Release, (y) any right that cannot be waived by private agreement under law (including the right to file any Claim for workers’ compensation or unemployment insurance), or (z) any Claim to vested benefits under the Company’s benefit plans. Capitalized terms used but not defined in this Exhibit A will have the meanings set forth in the Agreement.

(b)    You understand that you may later discover Claims or facts that may be different than, or in addition to, those which you now know or believe to exist with regard to the subject matter of this Release, and which, if known at the time of executing this Release, may have materially affected this Release or your decision to enter into it. You hereby waive any right or Claim that might arise as a result of such different or additional Claims or facts.
(c)    You understand that nothing contained in this Section 1 or the Agreement shall be construed to prohibit you from filing a charge with, communicating with, or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other similar or comparable federal, state, or local agency; provided, however, that you hereby agree to waive your right to recover monetary damages or other individual relief against the Released Parties in any charge, complaint or lawsuit filed by you or by anyone else on your behalf, excepting any benefit or remedy to which you are or become entitled pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act or other awards or relief that may not lawfully be waived. Further, nothing in the Agreement, this Release or in any other agreement between you and the Company shall prohibit or restrict you from lawfully: (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law, (ii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency, legislative body or any self-regulatory organization, including, but not limited to, the Department of Justice, the Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority (“FINRA”), the Congress, and any agency Inspector General, (iii) accepting any awards from the SEC, or (iv) making other disclosures under the whistleblower provisions of federal law or regulation. In addition, nothing in this Agreement or any other agreement or Company policy prohibits or restricts you from initiating communications with, or responding to any inquiry from, any administrative, governmental, regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. You do not need the prior authorization of the Company to make any such reports or disclosures and you will not be required to notify the Company that such reports or disclosures have been made. 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(y) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (z) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Release is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Release have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.
(d)    You acknowledge that you will continue to be bound by your obligations under the Award Agreements that survive the termination of your employment on the Retirement Date by the terms thereof or by necessary implication, including without limitation the Restrictive Covenants (all of the foregoing obligations, the “Continuing Obligations”). You further acknowledge that the obligation of the Company to pay or provide the benefits in Section 2(b) of the Agreement, and your right to retain the same, are expressly conditioned upon your continued performance of your obligations hereunder and of the Continuing Obligations.
(e)    You understand that nothing contained in this Section 1 will adversely affect your rights to enforce the terms of the Agreement, and shall not adversely affect your right to any indemnification coverage under the Company’s directors and officers liability insurance policy in accordance with its terms or right to reimbursement of expenses by the Company to which you would otherwise be entitled under, without limitation, any charter document or Company insurance policy, by reason of services you rendered for the Company or any of its subsidiaries as an officer and/or an employee thereof.
2.    Initial Consideration and Revocation Period; Effectiveness. You understand that you have 21 days to consider the terms and conditions of this Release. Changes to this Release, whether material or immaterial, do not restart the 21-day review period. You understand that you may execute this Release less than 21 days following receipt, but agree that such execution will represent your knowing waiver of such consideration period. You may accept this Release by signing it and returning it to the Company’s Chief Legal Officer within such 21-day period. After executing this Release, you shall have seven days (the “Revocation Period”) to revoke this Release by indicating your desire to do so in writing delivered to the Company’s Chief Legal Officer by no later than the seventh day after the date that you sign this Release. The first effective date of this Release shall be the eighth day after you sign this Release. In the event that you do not accept this Release as set forth above, or in the event that you revoke this Release during the Revocation Period, this Release and the Agreement shall be deemed automatically null and void.
3.    Re-Execution of Agreement. The Company’s obligations under Sections 2(b) and (c) of the Agreement are strictly contingent upon your re-execution and non-revocation of this Release within 3 days following the Retirement Date. The date of your re-execution of this Release is referred to herein as the “Re-Execution Date.” By re-executing this Release, you advance to the Re-Execution Date your general waiver and release of all Claims against the Released Parties and the other covenants set forth in Section 1 of this Release. You shall have seven calendar days from the Re-Execution Date to revoke your re-execution of this Release by indicating your desire to do so in writing delivered to the Company’s Chief Legal Officer by no later than the seventh day after the Re-Execution Date. In the event of execution and no revocation by you, the date of the releases and covenants set forth in Section 1 of this Agreement shall be advanced through the Re-Execution Date on the eighth day after the Re-Execution Date. In the event of such revocation by you, the date of the releases and covenants set forth in Section 1 of this Agreement shall not be advanced, but shall remain effective up to and including the date upon which you originally sign this Agreement and the Company shall not be obligated to provide any further consideration pursuant to Sections 2(b) or (c) of the Agreement.
4.    Your Acknowledgements/ADEA Release. You acknowledge that you: (a) have carefully read this Release in its entirety; (b) have had an opportunity to consider this Release for 21 days prior to executing and re-executing this Release; (c) fully understand the significance of all of the terms and conditions of this Release, including that you are releasing claims under the ADEA (as amended); (d) have been advised to consult with an attorney before executing this Agreement and you have done so or, after careful reading and consideration, have chosen not to do so of your own volition; and (e) are entering into this Release, knowingly, freely and voluntarily in exchange for good and valuable consideration to which you would not be entitled in the absence of executing and not revoking this Release.
4.    Severability. The invalidity or unenforceability of any provision of this Exhibit A shall not affect the validity or enforceability of any other provision of the Agreement.
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NOT TO BE EXECUTED PRIOR TO THE EFFECTIVE DATE

Date:	May 28, 2026
Name:	/s/ Tracy Skeans

NOT TO BE EXECUTED PRIOR TO THE RETIREMENT DATE

Date:
Name: